UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
      Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): January 31, 2006

                             TRIARC COMPANIES, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                             1-2207             38-0471180
(State or other jurisdiction   (Commission File Number)       (IRS Employer
   of incorporation)                                        Identification No.)


            280 Park Avenue
              New York, NY                               10017
   (Address of principal executive offices)            (Zip Code)


       Registrant's telephone number, including area code: (212) 451-3000

                                 Not Applicable
          (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 3.02.        Unregistered Sales of Equity Securities

     On January 31, 2006, Triarc Companies, Inc. (the "Company") agreed to repurchase an aggregate principal amount of $82,234,000 of its 5% Convertible Notes due 2023 (the "Notes"), and to pay accrued and unpaid interest and related premiums, in exchange for an aggregate of 2,055,850 shares of Class A Common Stock, par value $0.10 per share ("Class A Common Stock"), 4,363,064 shares of Class B Common Stock, par value $0.10 per share ("Class B Common Stock"), subject to adjustment if the closing occurs after February 3, 2006, and an aggregate cash payment to the selling noteholders of $1,121,983.33 in privately negotiated transactions (the "Exchange"). Upon the satisfaction of the conditions set forth in the related indenture, the Notes that were acquired would have been convertible into 2,055,850 shares of Class A Common Stock and 4,111,700 shares of Class B Common Stock (assuming the current conversion rate). The Company expects the Exchange to settle on or about February 3, 2006. The shares of Class A Common Stock and Class B Common Stock were issued in reliance upon the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. The Company expects to record a pre-tax charge of approximately $4.4 million in connection with these transactions.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2006

                              TRIARC COMPANIES, INC.



                               By:  /S/  STUART I. ROSEN
                                   --------------------------
                                   Name:    Stuart I. Rosen
                                   Title:   Senior Vice President and
                                               Secretary